UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2022

Spruce Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39594	81-2154263
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Junipero Serra Boulevard, Suite 640 Daly City, California		94014
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 655-4168

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SPRB	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 1, 2022, Spruce Biosciences, Inc. (the “Company”) entered into a lease agreement (the “New Lease”) with 611 Gateway Center LP for the lease of 6,496 square feet of office space located at 611 Gateway Boulevard, Suite 740, South San Francisco, California 94080, for the Company’s principal executive offices. The commencement date of the New Lease is expected to be January 1, 2023 (the “Commencement Date”) and the New Lease will expire sixty-two months from the first day of the first full month following the Commencement Date, unless terminated earlier (the “Term”). The annual base rent under the New Lease will initially be approximately $0.3 million and will be subject to 3% annual increases each year during the Term. The Company will also be responsible for the payment of additional rent to cover the Company’s share of the annual operating and tax expenses for the building. The Company will have the option to extend the Term under the New Lease for an additional three years on the same terms and conditions (other than with respect to the annual base rent and annual increases to the base rent) as set forth in the New Lease.

The foregoing description of the New Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the New Lease, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On November 28, 2022, the Company entered into a Lease Termination Agreement (the “Lease Termination Agreement”) with BP3-SF7 2001 JS OWNER LLC (the “Landlord”) to terminate that certain Office Lease Agreement, dated as of February 13, 2020, by and between the Company and the Landlord (as successor-in-interest to DC Station Owner, LLC) (the “Prior Lease”) for certain premises located at 2001 Junipero Serra Boulevard, Suite 640, Daily City, California 94014. Pursuant to the Lease Termination Agreement, the Prior Lease will terminate on December 31, 2022 (the “Termination Date”).

The parties agreed to terminate the Prior Lease given changing market conditions within the commercial real estate market. As consideration for the Company’s agreement to enter into the Lease Termination Agreement and accelerate the expiration date of the term of the Prior Lease, the Landlord has agreed to deliver to the Company a termination fee of $0.6 million within ten business days after the Termination Date and to return the existing Letter of Credit of approximately $0.2 million under the Prior Lease within five business days after the Termination Date. Pursuant to the Lease Termination Agreement, the Company is required to pay all rent and other amounts due under the Prior Lease through the Termination Date.

The foregoing description of the Lease Termination Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease Termination Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Lease Agreement, by and between the Company and 611 Gateway Center LP, dated December 1, 2022
10.2	Lease Termination Agreement, by and between the Company and BP3-SF7 2001 JS OWNER LLC, dated November 28, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPRUCE BIOSCIENCES, INC.

Date: December 2, 2022	By:	/s/ Samir Gharib
Samir Gharib
President and Chief Financial Officer